Exhibit 99.1

THE MANITOWOC COMPANY, INC. ANNOUNCES

THE PRICING OF MTW CRANES ESCROW CORP.’S

$260 MILLION OFFERING OF SENIOR SECURED SECOND LIEN NOTES DUE 2021

Manitowoc, Wis.–February 8, 2016–The Manitowoc Company, Inc. (NYSE: MTW) (“Manitowoc”) announced today that, in connection with the previously announced spin-off of its wholly owned subsidiary Manitowoc Foodservice, Inc. (“Manitowoc Foodservice”) as an independent public company (the “Spin-Off”), MTW Cranes Escrow Corp., a wholly owned subsidiary of Manitowoc, has priced its private offering (the “Offering”) of $260,000,000 in aggregate principal amount of senior secured second lien notes due 2021 (the “Notes”). The Notes will have an interest rate of 12.750% per annum and are being issued at a price equal to 95.3% of their face value. The Offering is expected to close on February 18, 2016.

Manitowoc estimates that the net proceeds from the Offering will be approximately $243.9 million after deducting the initial purchasers’ discounts. Manitowoc intends to use the net proceeds of the Offering, together with a cash dividend from Manitowoc Foodservice, other borrowings and cash on hand, to (1) repay all of its outstanding 8.500% senior notes due 2020, (2) repay all of its outstanding 5.875% senior notes due 2022, (3) repay all amounts under, and terminate, its existing revolving credit facility and existing term loan facilities, (4) repay certain other debt of its subsidiaries and (5) pay certain fees and expenses in connection with the Offering and certain other financing transactions, with any remaining net proceeds to be used for general corporate purposes.

The Offering is a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

The Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About The Manitowoc Company, Inc.

Founded in 1902, The Manitowoc Company, Inc. is a multi-industry capital goods manufacturer with 80 manufacturing, distribution and service facilities in 25 countries. Manitowoc is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry. Manitowoc is also one of the world’s leading innovators and manufacturers of commercial foodservice equipment, which includes 23 market-leading brands of hot- and cold-focused equipment. In addition, both segments are complemented by a slate of industry-leading product support services. In 2015, Manitowoc’s revenues totaled $3.4 billion, with approximately half of these revenues generated outside the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Manitowoc and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,” “estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainty that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	possible negative effects on the Manitowoc’s business operations, assets or financial results as a result of the Spin-Off;

•	capitalization of the two independent companies;

•	unanticipated changes in revenues, margins, costs and capital expenditures;

•	the ability to significantly improve profitability;

•	the ability to increase operational efficiencies across each of Manitowoc’s business segments and to capitalize on those efficiencies;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies, and the anticipated timing to realize those savings, synergies and options; and

•	risks and other factors cited in Manitowoc’s filings with the United States Securities and Exchange Commission (the “SEC”).

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect Manitowoc’s actual results of operations is included in its filings with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

For more information:

The Manitowoc Company, Inc.

Carl J. Laurino

Senior Vice President & Chief Financial Officer

920-652-1720

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